FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS PRELIMINARY FOURTH
QUARTER AND FISCAL 2006 FINANCIAL RESULTS

Secaucus, New Jersey - March 15, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) announced preliminary financial results for its fourth quarter and fiscal year ended February 3, 2007. These preliminary results may be subject to significant adjustment as a result of the Company’s restatement of previously issued financial results to correct the accounting for past stock option grants to reflect the findings of the investigation into the Company’s stock option practices, which were announced in a separate press release on January 31, 2007. As a result, the Company is not providing net income on a per share basis or full comparative financial results for the fourth quarter and full fiscal year ended January 28, 2006, and is providing only selected balance sheet data.

Fourth Quarter

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Consolidated net sales for the 14 weeks ended February 3, 2007, increased 20% to $645.2 million compared to $539.7 million for the 13 weeks ended January 28, 2006. Fourth quarter sales were comprised of $416.8 million from The Children’s Place brand, a 17% increase over last year, and $228.4 million from Disney Store, a 24% increase over last year.

•
Consolidated comparable store sales for the 13 weeks ended January 27, 2007, increased 6%. The Children’s Place brand’s comparable store sales increased 3% on top of last year’s 11% increase. Disney Store’s comparable store sales increased 14%.

•	Preliminary operating income was $54.8 million, or 8.5% of net sales.
•	Preliminary net income was $46.8 million, including approximately $3.3 million, pre-tax, in equity compensation expense under SFAS 123R. Also included in net income are:
•	the tax benefit due to certain foreign tax credits which totaled $9.5 million;
•	$9.4 million, pre-tax, in costs paid or accrued in connection with the stock option investigation and tax implications related to certain employee options;
•
write-offs totaling $8.3 million, pre-tax, due primarily to: i.) the Company’s decision not to proceed with the 42nd Street store location in New York City; and ii.) infrastructure investments that had been made in connection with Disneystore.com, as the Company is moving forward with the Walt Disney Company to form an e-commerce alliance in which Disneystore.com would maintain a presence within Disney.com.

•	In addition, preliminary fourth quarter net income includes a pre-tax impairment charge of approximately $9.4 million, related to the write-down of fixed assets at 28 recently remodeled Disney Stores.
•
Excluding the four unusual items above, preliminary fourth quarter net income was $53.6 million, which is above previous guidance. The Company has excluded these items because it does not believe they are indicative of the core business and that it is a beneficial supplemental disclosure to investors in analyzing its past and future performance.

•
Preliminary net income does not reflect any adjustments that may be required as a result of the Company’s review of the appropriate accounting for its previous issuance of stock options and related discussions with the staff of the Securities and Exchange Commission. In addition, the tax costs are subject to adjustment pending clarification of the application of certain tax laws.

•	Preliminary diluted shares outstanding in the fourth quarter is estimated at approximately 30 million shares.
•	During the fourth quarter, the Company opened 17 Children’s Place stores and closed two. In addition, the Company opened three Disney Stores and closed six.

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PLCE - Fourth Quarter & Full Year 2006 Financial Results

Fiscal Year 2006

•
Consolidated sales for the fiscal year, or 53 weeks ended February 3, 2007, increased 21% to $2,017.7 million, compared to $1,668.7 million for the 52 weeks ended January 28, 2006. Fiscal 2006 sales were comprised of $1,405.4 million from The Children’s Place, a 20% increase over last year, and $612.3 million in sales from Disney Store, a 23% increase over last year.

•
Consolidated comparable store sales, for the 52 weeks ended January 27, 2007, increased 11% for the year. The Children’s Place brand’s comparable store sales increased 10% on top of last year’s 9% increase. Disney Store’s comparable store sales increased 14%.

•	Preliminary operating income was $114.2 million, or 5.7% of net sales.
•
Preliminary net income was $84.6 million, including approximately $12.3 million, pre-tax, in equity compensation expense under SFAS 123R, approximately $14.3 million, pre-tax, in stock option investigation and related expenses, and the previously mentioned tax benefit, write-offs and asset impairment charge.

•	Excluding the tax benefit, stock option investigation costs and related tax implications, write-offs and asset impairment charge, preliminary fiscal 2006 net income was $94.3 million.
•	Preliminary diluted shares outstanding in the fourth quarter is estimated at approximately 30 million shares.
•	During fiscal 2006, the Company opened 69 Children’s Place stores and closed five. In addition, the Company opened 19 Disney Stores and closed eight.

Fiscal Year 2007 Guidance

The Company now anticipates fiscal 2007 earnings per share of approximately $3.63 to $3.73, $0.08 higher than previous guidance due to an approximate $4 million reduction in the Company’s previously anticipated $6 million pre-tax expense for fiscal 2007 to address issues with certain recently remodeled Disney Stores. The Company anticipates a tax rate of 38% and diluted shares outstanding of 31 million. This guidance does not reflect any residual expenses the Company may incur as a result of the conclusion of the stock option investigation.

As previously reported, the Company is in discussions with the Walt Disney Company regarding potential modifications to certain terms of the Company’s long-term license agreement to operate the Disney Store retail chain in North America, some of which may be material. These discussions began after the Company was notified by Disney that the Company had failed to comply with certain of its obligations under the license agreement, including, among others, obligations with respect to renovation of stores and store maintenance. Disney has asserted that these failures constitute material breaches of the license agreement. The Company and Disney have engaged in a dialogue and have exchanged proposals regarding the resolution of these issues. To date, no agreement has been reached. Accordingly, the Company cannot predict the specific nature of any modifications to be made to the license agreement and no assurances can be made as to the outcome of these negotiations. If the Company is unable to reach agreement with Disney on the modifications, Disney may exercise its rights and remedies under the agreement.

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PLCE - Fourth Quarter & Full Year 2006 Financial Results

The Children’s Place will host a conference call to discuss its preliminary fourth quarter and fiscal 2006 results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 830-7975 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 22, 2007. To access the replay, please dial (402) 220-0428, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of March 3, 2007, the Company owned and operated 865 The Children’s Place stores and 328 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, 201/558-2400
Heather Anthony, Senior Director, Investor Relations, 201/558-2865

(Tables Follow)

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands)
(Unaudited)

	14 Weeks Ended:		53 Weeks Ended:
	February 3, 2007	% of Sales	February 3, 2007	% of Sales

Net sales	$645,180	100.0%	$2,017,713	100.0%
Cost of sales	358,149	55.5%	1,188,272	58.9%

Gross profit	287,031	44.5%	829,441	41.1%
Selling, general and administrative expenses	203,626	31.5%	640,338	31.7%
Asset impairment charge	9,589	1.5%	10,006	0.5%
Depreciation and amortization	19,036	3.0%	64,873	3.2%

Operating income	54,780	8.5%	114,224	5.7%
Interest income, net	(1,557)	(0.2)%	(3,900)	(0.2)%

Income before income taxes	56,337	8.7%	118,124	5.9%
Provision for income taxes	9,557	1.4%	33,558	1.7%

Net income	$46,780	7.3%	$84,566	4.2%

THE CHILDREN’S PLACE RETAIL STORES, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	February 3, 2007	January 28, 2006

Cash and short term investments	$192,038	$173,323
Inventories	241,717	214,702

Revolving credit facility	0	0
Accounts payable	85,360	82,825

THE CHILDREN’S PLACE RETAIL STORES, INC.
PRELIMINARY SEGMENT INFORMATION
(In millions)
(Unaudited)

	Fourteen Weeks Ended February 3, 2007
	The Children’s Place	Disney Store		Shared Services		Total Company

Net sales	$416.8	$228.4		$-		$645.2
Segment operating profit (loss)	73.8	10.8	[1]	(29.8)	[2]	54.8
Operating profit as a percent of net sales	17.7%	4.7%		N/A		8.5%

	53 Weeks Ended February 3, 2007
	The Children’s Place	Disney Store		Shared Services		Total Company

Net sales	$1,405.4	$612.3		$-		$2,017.7
Segment operating profit (loss)	207.8	10.0	[1]	(103.6)	[2]	114.2
Operating profit as a percent of net sales	14.8%	1.6%		N/A		5.7%

1 Includes $9.4 million in asset impairment charges and $8.3 million in write-offs related to the Company’s decision not to move forward with the 42nd Street store location in New York City and infrastructure investments made in connection with Disneystore.com, as the Company is moving forward with an alliance with the Walt Disney Company in which Disneystore.com would maintain a presence within Disney.com.

2 Includes costs paid or accrued in connection with the stock option investigation and tax implications related to certain employee stock options totaling $9.4 million for the fourteen weeks and $14.3 million for the fifty-three weeks ended February 3, 2007.

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